Energy Services of America Company Announces results for the three months ended December 31,2008. Energy Services of America (ESA) announced today that the company had a loss of $2,194,509 for the three months ended December 31, 2008 compared to a profit of $354,786 for the same period in 2007. Marshall T. Reynolds, Chairman and Chief Executive Officer, noted that while the company was not happy with incurring the loss for the quarter, this industry normally has weak performance in the fourth calendar quarter (first fiscal quarter for ESA) as well as its weakest performance in the first calendar quarter of the year, reflecting lower construction during the winter season. "This loss was the result of two particular projects at one of our operating subsidiaries which lost $3.2 million for the quarter and those losses more than offset the normal performance at the other subsidiaries. The losses resulted from inclement weather and other adverse working conditions which hampered progress on the work on these projects during the quarter. Excluding the losses on those two projects, the results would have been at close a loss of approximately $200 thousand or $0.02 per share ( basic and diluted). We believe that this was an unusual occurrence and not indicative of future performance. The need for additional pipelines to get natural gas to consumers still exists and looks to continue in the foreseeable future." Edsel Burns, president of ESA echoed Mr. Reynolds comments. "While there was a loss in the first quarter as a result of the two projects discussed by Mr. Reynolds and while the second quarter normally has weaker performance due to inclement weather, we remain optimistic about the company's long term prospects and the excellent prospects in the future." Key information at December 31, 2008 was as follows:

                     Energy Services of America Corporation
                            Key Financial Information

                                        Three months               Three months
                                            Ended                     Ended
                                        December 31,               December 31,
                                            2008                       2007
Actual

Revenues                                   $33,679,046             $         -
Net Income (loss)                          ($2,194,509)               $354,786
Earnings (loss) Per Share-Basic                 ($0.18)                  $0.03
Earnings (loss) Per Share-Diluted               ($0.18)                  $0.03


Other information

Shares Outstanding                          12,092,307
Total Assets                              $109,382,367
Total Liabilities                          $51,319,659
Total Equity                               $58,062,708
Stated Book Value per Share                      $4.80
Backlog at December 31 , 2008              $54,000,000

Certain Statements contained in the release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.